Exhibit 5.1

May 27, 2016

Roper Technologies, Inc.

6901 Professional Parkway East

Suite 200

Sarasota, Florida 34240

Re:	Registration Statement on Form S-8
2016 Incentive Plan

Ladies and Gentlemen:

I am acting as your counsel in connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, registering an aggregate of 10,000,000 shares of common stock, $0.01 par value (the “Shares”), of Roper Technologies, Inc., a Delaware corporation (the “Company”), which may be issued pursuant to the terms of the Company’s 2016 Incentive Plan (the “Plan”).

I am Vice President, General Counsel and Secretary of the Company and have acted in connection with the preparation of the Registration Statement. I have been requested to furnish an opinion to be included as Exhibit 5.1 to the Registration Statement. In conjunction with the furnishing of this opinion, I or other professionals on my staff who report to me have examined and are familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents or corporate records, and have made such investigation of matters of fact and law, as I have deemed necessary or advisable to render this opinion. This opinion is subject to the following qualifications, which are in addition to any other qualifications contained herein:

A. I have assumed without verification the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as copies.

B. I express no opinion as to the effect or application of any laws or regulations other than the Delaware General Corporation Law as in effect on this date and current federal law. I am not a member of the Bar of the State of Delaware and have not obtained any opinions of local counsel.

C. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and I assume no obligation to revise or supplement the opinion rendered in this letter if present laws or the interpretation thereof are changed in respect of any circumstances or events subsequent to the date hereof.

Based on and subject to the foregoing, I am of the opinion that the Plan has been duly authorized by appropriate corporate action and the Shares, when issued pursuant to further action by the Board of Directors of the Company or an appropriate committee thereof and in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable, assuming that the exercise price of stock options is not less than par value and that prior to awarding shares of restricted stock there is a determination by the Company’s Board of Directors or an appropriate committee thereof that the Company has received consideration having a value not less than the par value of the shares awarded.

This letter is given for the sole benefit of the Company and does not address any matters other than those expressly addressed herein. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. I undertake no responsibility to update or supplement it after such date.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Registration Statement on Form S-8.

Very truly yours,

/s/ David B. Liner

David B. Liner
Vice President, General Counsel
and Secretary